Exhibit 21.0

List of Subsidiaries

Registrant : Polonia Bancorp, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

Polonia Bank	100%	United States

PBMHC Company (1)	100%	Delaware

Community Abstract Agency (1)	100%	Pennsylvania

(1)     Wholly owned subsidiary of Polonia Bank.